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                                                           EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT OF
                            CERTIFICATE OF INCORPORATION

     Kinetic Ventures Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     First: That at a meeting of the Board of Directors of Kinetic Ventures Ltd., a resolution was duly adopted setting forth a proposed amendment of the Certification of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered First so that, as amended, said Article shall be and read in its entirety as follows:

          First: The name of the corporation (hereinafter sometimes called the "Corporation") is Suite101.com, Inc.


     Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, said Kinetic Ventures Ltd., has caused this Certificate to be signed by Brian E. Bayley, its authorized officer, this 4th day of December, 1998.



                              /s/ Brian E. Bayley
                              --------------------------------------------------
                              Brian E. Bayley, President, Kinetic Ventures Ltd.